Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of July 31, 2026 (the “Effective Date”), by and between Fuel Tech, Inc., a Delaware corporation with its offices at 27601 Bella Vista Parkway, Warrenville, Illinoi 60555 (the “Company”), and Ramesh Nuggihalli (“Executive”).

RECITALS

WHEREAS, the Company desires to secure the services of Executive as its Chief Executive Officer and President; and

WHEREAS, Executive is willing to be employed by the Company and render such services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.	Position, Duties, and Board Governance

1.1.

Position and Duties: Executive shall serve as the Chief Executive Officer (CEO) and President of the Company. Executive shall have the duties, authority, and responsibilities customary for a chief executive officer of a publicly traded corporation of similar size.

1.2.	Reporting Line: Executive shall report directly and exclusively to the Company’s Board of Directors (the “Board”).

1.3.

Board Representation: Subject to election and corporate governance standards, during the Term (as defined below), the Board shall nominate Executive for election to the Board at each annual meeting of stockholders. Executive agrees to serve on the Board if elected. Upon termination of Executive's employment for any reason, Executive shall immediately resign from the Board and all officer positions held with the Company and its subsidiaries.

1.4.

Best Efforts: Executive agrees to devote substantially all of Executive's business time, attention, and energies to the performance of Executive's duties hereunder. Subject to the prior written consent of the Board, which consent shall not be unreasonably withheld, conditioned, or delayed, Executive may serve as a non-employee director on the board of directors (or advisory board) of other corporate entities that do not compete, directly or indirectly, with the business of the Company or any of its subsidiaries.

2.	Term of Employment

2.1.

Term: Employment under this Agreement shall be at-will, subject to the termination and severance framework set forth in Section 4 and Section 5 herein. The initial baseline term under this framework shall commence on the Effective Date and continue for an initial period of three (3) years (the “Initial Term”).

2.2.

Automatic Renewal: On the third anniversary of the Effective Date and on each subsequent anniversary thereafter, the Term shall automatically extend for one (1) additional year (each a “Renewal Term”), unless either party provides written notice of non-renewal to the other party at least sixty (60) days prior to the expiration of the then-current term.

3.	Compensation and Benefits

3.1.

Base Salary: The Company shall pay Executive an initial annualized base salary of $440,000 (the “Base Salary”), payable in accordance with the Company’s regular executive payroll practices. The Base Salary shall be reviewed annually by the Compensation Committee of the Board and may be increased in its discretion.

3.2.

Initial Equity Grant: Effective on the first date of employment, Executive shall receive a one-time, initial award of 300,000 Restricted Stock Units (RSUs) issued pursuant to the Company’s standard form of RSU agreement under the Fuel Tech, Inc. 2024 Long-Term Incentive Plan (the “Plan”). This award shall vest as follows: 100,000 RSUs will vest on the first anniversary of the grant date, 100,000 will vest on the second anniversary of the grant date and the remaining 100,000 RSUs will vest on the third anniversary of the grant date, in each case subject to the terms and conditions set forth in the agreement granting such RSUs.

3.3.

Short Term Incentives (“STI”): Commencing in fiscal year 2027, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) under the Company's Corporate Incentive Plan (or any successor short-term compensation plan adopted by the Compensation Committee) with a target opportunity of 75% of Executive's Base Salary. The actual payout may range between 0% to a maximum payout of 130%, as determined by the Compensation Committee based on the achievement of specific corporate financial metrics established annually by the Board.

3.4.

Long-Term Incentives (“LTI”): Commencing in fiscal year 2027, Executive shall be eligible to participate in the executive performance RSU plan adopted by the Compensation Committee (or any successor long-term plan adopted by the Compensation Committee). Equity grants under this plan shall have a target grant-date fair value of 100% of Base Salary, to be reviewed and finalized by the Compensation Committee in its normal cycle no later than March 31, 2027. The specific mix of equity vehicles, vesting schedules, and performance metrics shall be determined annually by the Compensation Committee.

3.5.	Executive Benefits and Perquisites: Executive shall be entitled to the following additional benefits and perquisites:

(a)

Health & Welfare: Immediate eligibility, commencing on the operational start date, to participate in the comprehensive health, medical, dental, life, and disability programs available to senior executives.

(b)	Retirement Benefits: Eligibility to participate in the Company’s 401(k) plan, including eligibility for Company matching and employer contributions, subject to standard plan timelines.

(c)	Vacation & Leave: An annual allotment of five (5) weeks of vacation, two (2) floating holidays, six (6) personal/sick days, and all scheduled Company holidays.

(d)

Housing Allowance: A monthly housing allowance of $2,500 to cover local corporate housing or rental accommodations near corporate headquarters. This allowance will be treated as a reimbursable expense, is not subject to 401(k) reporting, and will continue for the duration of the employment term, subject to annual review by the Compensation Committee.

(e)

Business Expense Reimbursement: Prompt reimbursement for all reasonable, documented business travel and remote-work operational expenses in accordance with standard Company policies, including travel to and from Executive's home and the Company's corporate

3.6.

Clawback Provision: Notwithstanding anything to the contrary contained in this Agreement, all incentive-based compensation (cash and equity) paid to Executive shall be subject to recoupment or “clawback” in accordance with the Fuel Tech, Inc. Policy for the Recovery of Erroneously Awarded Compensation, as may be amended from time to time to comply with the Securities Exchange Act of 1934, Section 954 of the Dodd-Frank Act, and applicable NASDAQ listing standards.

4.	Termination and Severance

4.1.

Termination: Executive's employment may be terminated by either party at any time; provided, however, that the financial consequences of such termination shall be governed by this Section 4 and, in the case of a change of control, at the option of Executive, either Section 5 below or the terms of that certain Change in Control Severance Agreement entered into between the Executive and the Company contemporaneously with the execution of this Agreement (the “CIC Severance Agreement”).

If the Executive’s employment is terminated for Cause or by Executive without Good Reason (as each term is defined in Sections 4.2 and 4.3 below), the Company will have no further obligations beyond accrued, unpaid base salary and benefits.

4.2.

Termination for Cause: The Company may terminate Executive’s employment immediately for “Cause”. For purposes of this Agreement, “Cause” shall mean: (a) Executive’s material breach of this Agreement or the Company's Code of Business Ethics that, if reasonably capable of cure, remains uncured following the notice and cure procedures set forth below; (b) Executive's willful engagement in conduct that is demonstrably and materially injurious to the monetary or reputational standing of the Company; (c) conviction of the Executive under, or a plea of guilty by the Participant to any state or federal felony charge (or the equivalent thereof outside of the United States); (d) any instance of fraud, embezzlement, self-dealing, insider trading or similar malfeasance with respect to the Company or its affiliates regardless of amount; or (e) substance or alcohol abuse. Notwithstanding the foregoing, with respect to any termination for Cause based on subsection 4.2(a) above, the Company shall provide Executive with written notice specifying in reasonable detail the basis for such determination, and Executive shall have thirty (30) days following receipt of such notice to cure such breach to the reasonable satisfaction of the Board. If Executive cures such breach within such thirty (30)-day period, such breach shall not constitute Cause.

4.3.

Resignation for Good Reason: Executive may resign for “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s express written consent: (a) a material diminution in Executive’s Base Salary, title, authority, duties, or responsibilities; (b) a requirement that Executive report to anyone other than the Board; (c) the Company’s material breach of any provision of this Agreement; or (d) the Company requires Executive to be permanently based at a location that is more than thirty-five (35) miles from the Executive’s home residence.

4.4.

Severance Payout (Non-Change in Control): If the Company terminates Executive's employment without Cause, or Executive resigns for Good Reason (outside of a Change in Control Window) at any time during the first thirty-six (36) months of Executive's tenure, Executive shall be entitled to:

(a)	Continued payment of Executive's Base Salary for a period of twelve (12) months;

(b)	Immediate vesting of all granted but unvested RSUs that have vesting dates scheduled within twelve (12) months following the date of termination;

(c)

To the extent that the Company achieves the performance metrics that would have entitled Executive to a cash STI payment and/or an issuance of time-vested RSU units pursuant to the LTI for the year in which such termination occurs (as determined by the Compensation Committee by March 31 in the year following such performance period), a cash payment and RSU units (which shall be immediately vested) pro-rated based on the number of days elapsed in the applicable performance period through the termination date; and

(d)	Company-subsidized COBRA premium coverage for up to the 12-month severance period.

(e)

Prior to the expiration of the Initial Term, the Executive and the Board may mutually agree to extend the severance protections set forth in this Section 4.4 for an additional thirty-six (36) months, or for such other period as mutually agreed in writing.

4.5.

Condition Precedent: All severance payments under this Section 4 are strictly contingent upon Executive executing (and not revoking) a standard, general release of claims in a form reasonably acceptable to the Company within fifty-five (55) days following termination.

5.	Transaction Completion Bonus

(a)

Amount and Calculation. In the event that a transaction resulting in a Change in Control (as such term is defined Fuel Tech, Inc. 2024 Incentive Plan, as amended, or any successor equity incentive plan approved by the Board and a majority of the stockholders of the Company) is consummated during the Term, the Executive may elect by written notice to the Company delivered within ten (10) days following the public announcement of the consummation of such transaction, to receive the transaction completion bonus (“TCB”) described below; provided, however, Executive acknowledges and agrees that making such election shall also have the effect of terminating the CIC Severance Agreement and all of the Executive’s rights to severance thereunder. The “TCB” shall be calculated as follows:

(i)

The TCB shall equal 0.5% of the Total Enterprise Value (as defined in subparagraph (iii) below) realized in the Transaction, subject to a maximum payment of three times the Executive’s Base Salary (the “Cap”), and conditioned upon the per-share consideration paid to common stockholders in the transaction equaling or exceeding $4.00 (the “Recovery Threshold”).

(ii)

To the extent any portion of the Total Enterprise Value is represented by contingent, deferred, or escrowed consideration (including, without limitation, earn-outs) (collectively, “Contingent Consideration”), the corresponding portion of the TCB attributable to such Contingent Consideration shall not be paid at closing. Instead, it shall be calculated and paid to Executive if, as, and when such Contingent Consideration is actually realized and distributed to the Company's stockholders.

(iii)

For purposes of this Section 5, the term “Total Enterprise Value” means, with respect to any transaction, an amount equal to: (1) the aggregate consideration paid or payable to the holders of the Company’s common equity (including common stock and the in-the-money value of all outstanding options, warrants, and restricted stock units); plus (2) the aggregate principal amount of, and accrued but unpaid interest on, all interest-bearing indebtedness for borrowed money of the Company outstanding immediately prior to the closing of such transaction; minus (3) the aggregate amount of cash and cash equivalents held by the Company immediately prior to the closing of such transaction; minus all reasonable, out-of-pocket transaction fees and expenses incurred by the Company in connection with the negotiation, execution, and closing of such Transaction, including, without limitation, financial advisory, investment banking, legal, accounting, tax, valuation, and proxy solicitation fees and expenses.

(iv)

In the event of any change in the outstanding common stock of the Company by reason of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares, share buyback/repurchase, or other similar change in the corporate structure of the Company affecting the common stock, the Compensation Committee shall make an equitable and proportionate adjustment to the Recovery Threshold to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under this Section 5. Any such determination made in good faith by the Compensation Committee shall be final, binding, and conclusive.

(b)	Conditions to Payment. Except as provided in Section (c) below, payment of the TCB is strictly conditioned upon:

(i)	Executive's active employment and material contribution to the Transaction Process through the closing date of the Change in Control Transaction;

(ii)

the Compensation Committee's good faith determination that Executive made a direct and material contribution to achieving the Transaction. Such determination shall not be unreasonably withheld and is based on evidence of the CEO’s participation in the transaction;. and

(iii)	the satisfaction of the Recovery Threshold.

(c)

Pre-Closing Involuntary Termination. Notwithstanding Section (b)(i) above, if Executive's employment is terminated by the Company without Cause, or by Executive for Good Reason, in either case within the 90 days immediately preceding the closing of a Change in Control Transaction, and it is reasonably demonstrated by Executive that such termination was in connection with, or in anticipation of, such Change in Control Transaction, then Executive shall be deemed to have fully satisfied the active employment condition through the closing date and shall remain entitled to receive the TCB.

(d)

Exclusivity. The TCB is intended as a transaction incentive and is in lieu of, and not in addition to, any severance benefits otherwise payable to Executive under Section 4 of this Agreement and the CIC Severance Agreement. Upon the closing of a Change in Control transaction, Executive shall be entitled to receive, at his option, either (i) the TCB earned hereunder, or (ii) the severance benefits set forth in Section 4 and the CIC Severance Agreement, but in no event shall Executive receive both.

(e)

No Transaction. For the avoidance of doubt, no TCB shall be payable in connection with a corporate restructuring, recapitalization, or reorganization that does not constitute a Change in Control transaction as defined herein.

6.

Limitation on Payments: In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then total payments will be either:

(a)	delivered in full, or

(b)

delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in Payments is required pursuant to this Section 6, such reduction shall occur in the following order, in a manner compliant with Section 409A of the Code: (i) first, from cash payments that do not constitute deferred compensation under Section 409A (including cash TCB payouts or severance); (ii) second, from cash payments that constitute deferred compensation under Section 409A; (iii) third, from equity awards that accelerate on a single-trigger basis (applied in reverse order of grant date); and (iv) fourth, from other non-cash employee benefits.

(c)

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 will be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.2.

7.	Indemnification and D&O Insurance

7.1.	Indemnification: The Company shall enter into its standard form of indemnity agreement for directors and officers with the Executive.

7.2.

D&O Insurance: During the Employment Period and for a period of not less than three (3) years thereafter, the Company shall maintain Directors and Officers (D&O) liability insurance coverage covering Executive on terms no less favorable than those applicable to other active directors and officers of the Company.

8.	Section 409A Tax Compliance

8.1.

General Compliance: This Agreement is intended to comply with, or be exempt from, Internal Revenue Code Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

8.2.

Specified Executive Six-Month Delay: Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” (as defined under Section 409A) at the time of Executive’s “separation from service”, any portion of the severance payments that constitutes deferred compensation subject to Section 409A shall not be paid until the first business day following the six-month anniversary of Executive’s separation from service. Any delayed payments shall be accumulated and paid in a single lump sum on such date.

9.	Intellectual Property

9.1.

Executive shall disclose promptly and completely to the Company in writing, and shall respond to all inquiries by the Company about, whether during or within 90 days after employment, all inventions, programs, processes, software, data, formulae, trade secrets, ideas, concepts, discoveries and developments, whether patentable or not, that during employment Executive may make, conceive, reduce to writing or other storage media, or with respect to which Executive shall acquire the right to grant licenses or to become licensed, either solely or jointly with others, and that: (a) relate to any subject matter with which Executive’s work for the Company may be concerned; (b) relate to or are concerned with the business, products or projects of the Company or that of its customers; or (c) involve the use of the Company’s time, material or facilities (“Developments”).

9.2.

Executive agrees that all Developments are and shall remain the sole and absolute property of the Company or its nominees. Executive will not withhold Developments from the Company for the use or benefit of Executive or any other person or Company after Executive’s employment terminates.

9.3.

Executive agrees that all writings, illustrations, models, pictures, software, and other such materials and original works of authorship (“Works”) created or produced by Executive during the term of his employment with the Company and relating to his/her employment with the Company shall be a work made for hire under U.S. copyright laws and shall be at all times the sole and absolute property of the Company or its nominees. To the extent that such Works are not works made for hire under the U.S. copyright laws, then Executive grants, assigns, and transfers to the Company any and all rights (including but not limited to copyrights) in all such Works.

9.4.

At all times during and within 90 days after Executive’s employment with the Company and at no expense to Executive, Executive shall execute and deliver such assignments and other documents as may be reasonably requested by the Company to obtain or uphold for the benefit of the Company, patents, trademarks, and copyrights in any and all countries for Developments, whether or not Executive is the inventor or creator thereof. The Company shall be the sole and absolute owner of any resulting patents, trademarks, and copyrights for Developments.

9.5.

This Agreement does not apply to a Development or Work that was developed entirely on Executives’ own time and that used no equipment, facility, supplies or trade secret information of the Company and (a) that does not result from any work performed by Executive for the Company or (b) that does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research or development.

10.

Confidentiality; Non-Use: Executive agrees, at all times, to hold in trust and confidence all Confidential Information, as defined below, that Executive has acquired or may acquire during Executive’s employment with the Company. The term “Confidential Information” means any information (whether or not specifically labeled or identified as “confidential”), in any form or medium, that is disclosed to, developed, or learned by Executive during his employment, that relates to the business, services, techniques, know-how, processes, methods, formulations, investments, finances, operations, plans, research or development of the Company, and that is not generally known outside of the Company. Confidential Information includes, but is not limited to, the identity and information concerning the needs and preferences of current, and prospective customers; performance, compensation, and other personnel data concerning employees of the Company; business plans and strategies; plans for recruiting and hiring new personnel; trade secrets; and pricing strategies and policies. Confidential Information does not include (i) the general skills, knowledge, and experience gained during Executives’ employment and common to others in the industry or information that is or becomes publicly available without any breach by Executive of this Agreement, (ii) was lawfully known by Executive before disclosure, (iii) is lawfully obtained from a third party without restriction, (iv) is independently developed without use of Company Confidential Information. Executive agrees that at all times both during and after his/her employment, Executive will not, without the Company’s express written permission, use Confidential Information for Executive’s own benefit or the benefit of any other person or entity or disclose Confidential Information to any person other than (a) in the case of disclosures made while Executive is employed by the Company, persons to whom disclosure is required in connection with the performance of Executive’s duties for the Company or (b) any disclosure requested by a court or regulatory or governmental authority with jurisdiction over the subject matter, in which event Executive agrees promptly to notify the Company..

11.

Company Property: Executive shall carefully preserve the Company’s property and not convert it to personal use. At the termination of Executive’s employment or at any other time requested by the Company, Executive shall return to the Company any and all Company property entrusted to Executive, including without limiting the generality of the foregoing, all notes, correspondence, books, laboratory logs, computer disks and tapes or other data storage media, engineering records, drawings, keys, key cards, credit cards, telephone cards, computers, equipment and vehicles.

12.

Misuse of Third Party Information: Executive agrees that Executive will not directly or indirectly use for the Company’s benefit any confidential or trade secret information of any other entity, including former employers. Executive understands that any disclosure by him/her of another’s confidential or trade secret information to the Company is strictly prohibited and will be grounds for disciplinary action including, but not limited to, termination. Executive understands that the prohibition in this section does not apply if the Company has acquired the right to use such information.

13.

Communications to Third Parties: Both during and after Executive’s employment with the Company, Executive agrees not to make any oral or written statement at any time to any third party that disparages, defames, or reflects adversely upon the Company, any affiliate of the Company, or any employee of the Company. The Company shall likewise instruct its directors and executive officers not to make any oral or written statement to any third party that disparages or defames Executive. Nothing in this Section shall prohibit or restrict either party from providing truthful testimony; responding truthfully to any legal process, subpoena, or governmental or regulatory inquiry; making disclosures required by applicable law.

14.

Cooperation: Following the termination of Executive’s employment for any reason, Executive agrees to cooperate with and assist the Company in any manner the Company reasonably may request, including, but not limited to, meeting with and fully and truthfully answering the questions of the Company or its counsel in connection with any actual or potential litigation or other legal matter, and testifying and preparing to testify at any deposition or trial. Any cost associated with such cooperation will be reimbursed to the Executive.

15.

Executive Disputes: Except as otherwise provided in this section, any controversy or claim between Executive and the Company arising out of or relating to Executive’s employment or termination of employment or any other dispute between the parties, whether arising in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized, will be settled and determined by a single arbitrator whose award will be accepted as final and binding upon the parties. The arbitration will be conducted in DuPage County, Illinois and in accordance with the American Arbitration Association (“AAA”) Employment Arbitration Rules in effect at the time such arbitration is properly initiated, except in the event of any conflict with applicable law or the terms of this section, in which case applicable law will take precedence under all circumstances and the terms of this Agreement will take precedence over the AAA rules. The arbitrator will render a written decision to the parties setting forth the rationale for any award. The costs of the arbitration, including administrative fees and fees charged by the arbitrator, will be allocated pursuant to the AAA rules or, in the absence of any rules covering such costs, will be shared equally between the parties. Each party will bear its or his/her own travel expenses and attorneys’ fees. A judgment may be entered upon the arbitrator’s decision and the decision will be enforceable by any court having jurisdiction thereof. In any situation in which emergency injunctive relief may be necessary, either party may seek such relief from a court until such time as the arbitrator is able to address the matter covered by this section.

16.

Waiver of Jury Trial: If notwithstanding the preceding section, either party files, and is allowed by the courts to prosecute, a court action on a dispute between Executive and the Company, the plaintiff in such an action agrees not to request, and hereby waives his/her or its right to, a trial by jury.

17.	Governing Law: This Agreement and any disputes arising between the Company and Executive shall be interpreted and governed by the law of the State of Illinois.

18.

Entire Agreement; Waiver: This Agreement together with the Change in Control Severance Agreement and RSU Grant Agreement entered into contemporaneously with this Agreement supersede any and all prior agreements that Executive has entered into with the Company relating to the subject matter hereof. This Agreement may not be amended, modified, superseded, canceled, or waived on behalf of the Company except by a written instrument signed by a properly authorized representative of the Company. No waiver by the Company of the breach of any provision of this Agreement in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such breach or as a waiver of any breach of any other provisions of this Agreement. The failure of the Company at any time or times to require performance of any provision of this Agreement shall in no manner affect the Company’s right to enforce the same at a later time. This Agreement shall not limit in any way any rights or remedies the Company may have under the common law or any statute to protect the Company’s trade secrets and other Confidential Information.

19.

Severability: If a court determines that any provision contained in this Agreement is unenforceable in any respect, then the effect of such provision will be limited and restricted so as to permit the provision to be enforceable to the maximum extent permitted by law or, if that is not possible, such provision will be removed from this Agreement. In either case, this Agreement should be interpreted, even if modified, to achieve the full intent expressed, and the other provisions of this Agreement will remain in force and unmodified and will be enforced as written.

20.

Injunctive Relief: Because money damages for the breach of Executive’s obligations under this Agreement may be inadequate to compensate the Company fully for the harm it has suffered or will suffer, the Company may seek injunctive relief (a court order preventing Executive from doing something) or specific performance (a court order compelling Executive to do something) or other remedies “in equity” for such a breach, without first being obligated to post any bond or to show actual damages. In addition, the Company may obtain any other remedies available at law, in equity or under this Agreement. In connection with any claim based on a breach or threatened breach of this Agreement, the prevailing party shall be entitled to payment of its reasonable attorneys’ fees and costs by the non-prevailing party.

21.

Survival of Obligations; Successors and Assigns: Executive further agrees that termination of his/her employment by the Company for any reason whatsoever, with or without cause, shall not affect his/her obligations under this Agreement, and that the undertakings and obligations set forth in this Agreement shall be an obligation of Executive’s executors, administrators, or other legal representatives. This Agreement may be assigned by the Company to, and is intended for the benefit of, any successor to all or part of the Company’s business as well as any affiliate of the Company for which the Executive may become employed or render services.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FUEL TECH, INC.

By:	/s/ Sharon L. Jones	By:	/s/ Ramesh Nuggihalli
Name: Sharon L. Jones		Name: Ramesh Nuggihalli
Title: Chair, Compensation Committee of the Board